Contact:	NeoPharm, Inc.	Investors please contact:
	Larry Kenyon	Janet Dally
	CFO	MontRidge, LLC
	Tel: 847.295.8678	Tel: 203.894.8038

NEOPHARM SIGNS AGREEMENT TO SECURE COMMERCIAL GMP MANUFACTURING CAPACITY
-Capacity available in 2003 for future product launches-

LAKE FOREST, IL, DECEMBER 21, 2001—NeoPharm, Inc. (Nasdaq National Market: NEOL) announced today that it has entered into an agreement with Akorn, Inc. (Nasdaq National Market: AKRN) that is intended to provide NeoPharm with the capacity to manufacture over 2 million vials of cGMP material annually, beginning in 2003. Under the terms of the agreement, NeoPharm will loan Akorn $3.25 million to complete the validation of Akorn's state-of-the-art lyophilization facility in Decatur, Illinois. Interest will accrue and compound at a rate equivalent to that received by NeoPharm on its investments in marketable securities. The loan is due and payable on December 6, 2006. In return for the loan, NeoPharm has the option to secure at least 15% of Akorn's lyophilization manufacturing capacity for up to fifteen years. This option also provides NeoPharm with preferred pricing on all NeoPharm products manufactured at Akorn and confidential treatment of all trade secrets relating to NeoPharm's Easy-to-Use (ETU) NeoLipid™ technology. Dr. John N. Kapoor, NeoPharm's Chairman, is also the Chairman and Chief Executive Officer of Akorn, and holds a substantial stock position in both companies. Because of his role in both companies, Dr. Kapoor refrained from participating in the NeoPharm Board of Directors' deliberation on this transaction.

"We are pleased to announce that we have secured long-term commercial manufacturing capacity for our compounds as they move through development and into the market," said James Hussey, President and Chief Executive Officer of NeoPharm. "NeoPharm currently has four compounds in Phase I clinical trials that we anticipate will progress into Phase II trials in 2002. This agreement with Akorn represents a cost effective opportunity for NeoPharm to secure the ability to scale-up production in 2003 in anticipation of moving our compounds through development and into the market."

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a broad portfolio of cancer compounds in various stages of development using two novel proprietary technology platforms.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's drug development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Companies' drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Companies' drug candidates that could slow or prevent products coming to market, the uncertainty of patent protection for the Company's intellectual property or trade secrets and other risks detailed from time to time in filings the Company makes with Securities and Exchange Commission including their annual reports on Form 10-K and their quarterly reports on Forms 10-Q. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.